STOCK REDEMPTION AGREEMENT

Stock Redemption Agreement, made as of the 24th day of November, 2010, between SKYVIEW HOLDINGS CORP., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (the “Redeeming Stockholder”).

WHEREAS, contemporaneously herewith, the Company has entered into a stock purchase agreement with Tony N. Frudakis (“Frudakis”) pursuant to which among other things Frudakis will acquire 3,000,000 shares of the common stock of the Company, par value $.00001 per share (the “Common Stock”) at a purchase price of $20,500.00 (the “Stock Purchase Agreement”);

WHEREAS, the Company desires to acquire from the Redeeming Stockholder 2,500,000 shares (the “Shares”) of the Common Stock of the Company on the terms and conditions hereinafter set forth, and the Redeeming Stockholder desires to have the Shares redeemed;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties do hereby agree as follows:

1.

Redemption of Shares. Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to acquire from the Redeeming Stockholder the Shares, at a price in cash equal to $10,250.00 in the aggregate (the “Redemption Price”), and the Redeeming Stockholder agrees to sell the Shares to the Company for such price.  The certificate reflecting the Shares will be surrendered and delivered by the Redeeming Stockholder contemporaneously herewith or as soon as otherwise practicable.  Notwithstanding anything herein to the contrary, it is understood and acknowledged that $1,250.00 of the Redemption Price is being held back by the Company and will be paid to the Redeeming Stockholder subject to the satisfaction of the conditions set forth in Section 7 of the Stock Purchase Agreement.

2.

Representations By The Company. The Company hereby represents and warrants to the Redeeming Stockholder as of the date hereof as follows:

(a)

The Company is a corporation duly organized under the laws of the State of Delaware; and

(b)

The execution, delivery, and performance of this Stock Redemption Agreement by the Company shall have been duly approved by the Board of Directors of the Company, and all other actions required to authorize and effect the acquisition of the Shares shall have been duly taken and approved.

3.

Miscellaneous.

(a)

This Stock Redemption Agreement shall not be changed, modified, or amended except by a writing signed by both the Company and the Redeeming Stockholder.

(b)

This Stock Redemption Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors, and/or assigns. This Stock Redemption Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of any and every nature between them.

(c)

This Stock Redemption Agreement may be executed in counterparts with the same effect as if the signatures thereto and hereto were upon the same document.  A signed copy of this Stock Redemption Agreement which is received via facsimile or other electronic transmission shall be given the same effect for all purposes, as if it was an original.

(d)

The holding of any provision of this Stock Redemption Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Stock Redemption Agreement, which shall thereafter remain in full force and effect.

(e)

It is agreed that a waiver by either party of a breach of any provision of this Stock Redemption Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

(f)

The Redeeming Stockholder agrees to execute and deliver all such further documents, agreements, and instruments, and take such other and further action, as may be reasonably requested by the Company to carry out the purposes, intent of, and any legal requirements associated with, this Stock Redemption Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SKYVIEW HOLDINGS CORP.

By:

/s/ Tony N. Frudakis

Name: Tony N. Frudakis

Title:

President

/s/ Donald R. McKelvey

DONALD R. McKELVEY

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